Exhibit 99.2

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS PROVIDES POST-MERGER UPDATE

Sales Force Expansion and Integration Progressing Rapidly and on Schedule

Provides FY2014 Revenue Guidance of $1.6B and non-GAAP EPS Guidance of $6.09

Rifaximin IBS TARGET 3 Enrollment Expected to be Completed by Jan 31

TARGET 3 Top Line Data Expected by Mid-July

RALEIGH, NC, January 13, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today provided an update regarding business operations and FY2014 revenue and EPS guidance.

Business Update

The Company announced that, following the completion of its acquisition of Santarus on January 2, 2014, it is on track with its integration plan and is ahead of internal expectations in certain key areas such as field sales reorganization and hiring. Central to the integration is realigning the Company’s sales efforts to create complementary sales forces to drive accelerating revenue growth for Salix’s expanded product portfolio. The majority of field sales managers are currently in place, and more than 90 percent of overall hiring of additional sales representatives is complete. The expanded team will be close to 100 percent operational upon the completion of final sales training during the Company’s 2014 National Sales Meeting in late February. The Salix Sales Team will be comprised of:

•	3 Specialty Sales Forces -Integra, Futura and Willow- (approximately 100 representatives each) focusing on gastroenterologists, hepatologists and colorectal surgeons

•	1 Digestive Disease Specialty Sales Force ( 161 representatives) focusing on high-prescribing primary care health care providers and select endocrinologists, pain and infectious disease specialists

•	3 Institutional/HIV Sales Forces (approximately 60 representatives total) focusing on Liver Transplant Centers, Teaching Centers, Hospitals, Federal Accounts and HIV/AIDS Specialists

“We look forward to bringing our sales teams together at the National Sales Meeting to share best practices and to train as one united organization,” said Carolyn Logan, President and Chief Executive Officer of Salix. “We are very proud to have the opportunity to offer an unprecedented level of coverage and service to our health care providers and their patients. As we enter the New Year, we are excited to start working as one focused and dedicated team.”

2014 Guidance excluding integration and transaction expenses

The Company anticipates that its expanded sales effort will generate approximately $1.6 billion in total product revenue for 2014, EBITDA of approximately $650 million and approximately $6.09 in non-GAAP EPS. Based on a tax benefit that will not be finalized until later in the year, there could be potential upside to the Company’s non-GAAP EPS number of $6.09. This level of earnings reflects the revenue synergies that the Company expects its expanded sales force to generate as well as the cost synergies it anticipates from the consolidation of Santarus’ operations into the operations of the combined business. On a non-GAAP basis for 2014, the Company anticipates research and development expenses to be approximately $180 million and selling, general and administrative expenses to be approximately $450 million.

The following table reconciles future guidance for these non-GAAP measures to the most closely related GAAP measures. These non-GAAP measures are designed to provide investors with additional relevant information, in part for purposes of historical comparison and are used to analyze Salix’s performance in more detail and with better historical comparability. It should be noted that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

In millions, except per share data
2014 Guidance*
GAAP Net Income	$230
Adjustments:
Depreciation and stock-based compensation expense	40
Amortization	60
Interest expense	160
Income tax expense	160

EBITDA	$650

Adjustments:
Cash interest expense	(110)
Adjusted income tax expense	(120)

Non-GAAP Net Income	$420

Non-GAAP Net income per share, fully diluted	$6.09

Fully diluted weighted average shares	69

*	excluding integration and transaction expenses

TARGET 3 Retreatment Trial in IBS-D Update

The Company expects the enrollment of the last patient into the double-blind phase to be completed by the end of January 2014 in TARGET 3, its Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID, or three times daily, for 14 days in subjects with irritable bowel syndrome with diarrhea, or IBS-D, who responded to an initial treatment course of open label rifaximin 550 mg TID for 14 days. The study is and will remain blinded until completion of the entire trial. Of particular interest has been the responder rates in each of the phases of the trial ((i.e., Treatment 2 (open-label), Treatment 3 (1st double-blind, placebo controlled) and Treatment 4 (2nd double-blind, placebo controlled)). The Company has been very pleased to see that the response rate in the open-label (Treatment 2) is very similar to what was seen in both Target 1 and Target 2 from the data using the FDA proposed endpoint of abdominal pain and stool consistency. The Company believes this speaks to the sensitivity and specificity of this endpoint in IBS-D trials. Similarly, prestudy assumptions of overall (rifaximin and placebo) response during the currently blinded and ongoing double-blind phases (Treatments 3 and 4) suggest that patients being retreated with rifaximin and placebo may be responding as expected. At this time the Company anticipates top-line data for the study will be available by mid-July 2014.

About XIFAXAN® (rifaximin) 550 mg tablets

Indication for XIFAXAN® 550 mg

XIFAXAN 550 mg is a rifamycin antibacterial indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients > 18 years of age.

Important Safety Information for XIFAXAN® 550 mg

XIFAXAN (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

Xifaxan 550 mg is not available for sale outside the U.S.

Xifaxan 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through Salix’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward–looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Such forward-looking statements are just predictions and are subject to significant risks and uncertainties that could cause the actual events or results to differ materially from expected results. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. Readers are referred to the documents that the Company files from time to time with the Securities and Exchange Commission.